EXHIBIT 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between EVERTEC GROUP, LLC, a Puerto Rico limited liability company (the “Company”), and MORGAN M. SCHUESSLER, JR. (“Executive” and, collectively with the Company, the “Parties”), as of this 24th day of February, 2022 (the “Effective Date”).
WHEREAS, the Parties desire to continue Executive’s employment by entering into the Agreement pursuant to the terms, provisions and conditions set forth herein.
WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of Evertec, Inc. (the “Board”) has approved this form of employment agreement and has authorized its execution by the Company.
WHEREAS, this Agreement supersedes and replaces any prior employment agreement between Executive and the Company.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:
1.Employment Period.
Subject to earlier termination in accordance with Section 3 of this Agreement, Executive shall continue to be employed by the Company under this Agreement until December 31, 2024 (the “Employment Period”); provided, however, that the Employment Period shall thereafter automatically renew for additional successive one-year periods, starting on January 1, 2025, unless either party gives the other party at least 90 calendar days prior advance written notice of its intent not to renew the Employment Period. Upon Executive’s termination of employment with the Company for any reason, Executive shall immediately resign all positions with Evertec, Inc. (“Evertec”), the Company and their subsidiaries or affiliates.
2.Terms of Employment.
(a)Position. During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company and will perform such duties and exercise such supervision with regard to the business of the Company as are associated with such positions, including such duties as may be prescribed from time to time by the Board. Executive shall report directly and exclusively to the Board and, if requested by the Board, Executive hereby agrees to serve (without additional compensation) as an officer and/or agrees to be nominated to serve as a director of the Company or any affiliate or subsidiary thereof. All officers and employees of the Company and each affiliate or subsidiary shall report directly or indirectly to Executive.
(b)Duties. During the Employment Period, Executive shall have such responsibilities, duties, and authority that are customary for his position, subject at all times to the control of the Board, and shall perform such services as customarily are provided by an executive of a corporation with his position and such other services consistent with his position, as shall be assigned to him from time to time by the Board. During the Employment Period, and excluding any periods of vacation and leave to which the Executive is entitled in accordance with Company policies and applicable law, the Executive agrees to devote all of his business time to the business and affairs of the Company and to use Executive’s commercially reasonable efforts to perform faithfully, effectively and efficiently his responsibilities and obligations hereunder. The Parties agree that, subject to Board approval, Executive may continue to participate from time to time (as a board member or officer) in civic, political, and charitable activities, as such service generally creates good will and contributes to a favorable reputation for the Company in the community. In addition, subject to Board approval, Executive shall be permitted to serve on the board of directors of a for-profit corporation as long as such service does not create a conflict of interest.
(c)Principal Work Location. Executive’s principal work location, subject to travel on Company business, shall be the Company’s headquarters in Puerto Rico or such other location as mutually agreed to by Executive and the Board. Notwithstanding the foregoing, Executive may work from a personal residence other than his personal residence located in Puerto Rico (or other mutually agreed upon location) for up to forty-five (45) business days in a calendar year (not including any days he is required to travel for work purposes), provided that he shall not work from such other personal residence on any day to the extent his presence is required in Puerto Rico (or other mutually agreed upon location) at such time.
(d)Compensation; Benefits; Reimbursement of Expenses.
(i)Base Salary. During the Employment Period, Executive shall receive an annual base salary in an amount equal to no less than Seven Hundred Sixty Two Thousand Two Hundred Dollars ($762,200), less all applicable withholdings, which shall be paid in accordance with the customary payroll practices of the Company as in effect from time to time (the “Annual Base Salary”). The Annual Base Salary shall be subject to annual review by the Board (or a committee thereof), which may in its sole discretion increase, but not decrease, the Annual Base Salary other than in connection with a Company-wide reduction in compensation (but in no event shall such decrease be more than 10% of Executive’s then current Annual Base Salary).
(ii)Annual Bonus; Christmas Bonus. During the Employment Period, with respect to each completed fiscal year of the Company, Executive shall be eligible to receive a bonus of up to 125% of the Annual Base Salary (the “Bonus”) pursuant to the terms and conditions set forth in the EVERTEC Annual Performance Incentive Guidelines in effect on the date eligibility for a bonus is determined. In addition, during the Employment Period, with respect to each completed fiscal year of the Company, Executive shall be eligible to receive a Christmas bonus, subject to applicable law, of up to 3% of the Annual Base Salary, payable on or about December 15th of each year.
(iii)Long-Term Incentive Compensation. To the extent that Executive is to be granted any long-term incentive compensation, such long-term compensation shall be subject to the terms of the applicable award agreement and the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) or any successor plan thereto.
(iv)Benefits. During the Employment Period, Executive shall be eligible to participate in all retirement, compensation and employee benefit plans, practices, policies and programs, including any health and dental insurance, vacation pay, and life insurance for a face amount of no less than $1,000,000 and short- term ($1,000 per week) and long-term (60% of base salary, subject to a cap of $10,000 a month) disability insurance benefits provided by the Company to other executives of the Company (except severance plans, policies, practices, or programs) subject to the eligibility criteria set forth therein, as such may be amended or terminated from time to time. During the Employment Period, Executive shall also be provided a car plus related insurance in accordance with Company policy. In addition, during the Employment Period, Executive shall be covered by the Company’s corporate country club membership at Dorado Golf and Beach Club or Bahia Beach Resort & Golf Club, provided that in the event the Company’s cost of such membership for Executive exceeds Fifteen Thousand Dollars ($15,000) per calendar year, Executive shall be required to reimburse the Company for the cost of the membership in excess of Fifteen Thousand Dollars ($15,000) per calendar year. Executive shall remit such reimbursement to the Company within thirty (30) days of being invoiced by the Company. Finally, Executive shall be eligible for no less than 4 weeks paid vacation each calendar year in addition to the Company’s standard holidays.
(v)Expenses. Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by Executive during the Employment Period in performance of his duties hereunder provided that Executive provides all necessary documentation in accordance with the Company’s policies.
(vi)Election to the Board. The Company shall cause Executive to continue to be nominated for election as a member of the Board during the Employment Period.
(vii)D & O Coverage. During the Employment Period, the Company shall provide Executive with the same level and term of directors and officers liability coverage provided to its directors and officers generally. Such coverage shall continue in effect after Executive’s Date of Termination (as defined in this Agreement) with respect to the decisions and actions Executive engaged in during his employment in accordance with the terms of the applicable Company polic(ies) in effect from time to time.
3.Termination of Employment.
(a)Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If Executive becomes subject to a “Disability” (as defined below) during the Employment Period, the Company may give Executive written notice in accordance with Sections 3(f) and 9(g) of its intention to terminate Executive’s employment. For purposes of this Agreement, “Disability” means Executive’s inability even with reasonable accommodation to perform his essential duties hereunder by reason of any medically determinable physical or mental impairment for a period of six (6) months or more in any twelve (12) month period.
(b)Cause. Executive’s employment may be terminated at any time by the Company for Cause. For purposes of this Agreement, “Cause” shall mean Executive’s (i) commission of a felony or a crime of moral turpitude; (ii) engaging in conduct that constitutes fraud, bribery or embezzlement; (iii) engaging in conduct that constitutes gross negligence or willful misconduct that results or could reasonably be expected to result in material harm to the Company’s business or reputation; (iv) breach of any material terms of Executive’s employment, including this Agreement, which results or could reasonably be expected to result in material harm to the Company’s business or reputation; (v) continued willful failure to substantially perform reasonable and proper duties as President and Chief Executive Officer; (vi) failure to live and work in Puerto Rico except as specifically permitted under Section 2(c) of this Agreement; or (vii) violation of the Company’s “Code of Ethics” or other written Company policy which is materially injurious to the Company. Executive’s employment shall not be terminated for “Cause” within the meaning of clauses (iii), (iv), (v) and (vii) above unless Executive has been given written notice by the Board stating the basis for such termination and Executive is given thirty (30) calendar days to cure, to the extent curable, the neglect or conduct that is the basis of any such claim.
(c)Termination Without Cause. The Company may terminate Executive’s employment hereunder without Cause at any time.

(d)Good Reason. Executive’s employment may be terminated at any time by Executive for Good Reason upon thirty (30) calendar days’ prior written notice following the occurrence of the event giving rise to the termination for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the resignation after any of the following actions or events taken without Executive’s written consent: (i) any material failure of the Company to fulfill its obligations under this Agreement; (ii) Executive no longer reports directly and exclusively to the board of directors of a publicly traded company, where the common stock of such company is registered for sale pursuant to the Securities Exchange Act of 1934, as amended; and where all of the officers and employees of such company report directly or indirectly to Executive; or (iii) the failure of any successor (whether by sale, reorganization, consolidation, merger or other corporate transaction which constitutes a change in control under the 2013 Plan (a “Change in Control”)) to assume this Agreement, whether in writing or by operation of law; provided, however, that any such event shall not constitute Good Reason unless and until Executive shall have provided the Company with notice thereof no later than 30 calendar days following Executive’s knowledge of the occurrence of such event and the Company shall have failed to remedy such event within 30 calendar days of receipt of such notice.
(e)Voluntary Termination. Executive’s employment may be terminated at any time by Executive without Good Reason upon 30 calendar days’ prior written notice.
(f)Termination due to Non-Renewal of the Agreement. Executive’s employment will automatically terminate at the end of the Employment Period in the event the Company or Executive provides the other Party with notice of its intent not to renew the Employment Period pursuant to Section 1 of this Agreement and the Agreement is not renewed.
(g)Notice of Termination. Any termination by the Company for Cause or without Cause, or by Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(g). For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specifies the Date of Termination. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder, so long as all reasons for termination are described in at least summary fashion in the Notice of Termination.
(h)Date of Termination. “Date of Termination” shall mean the date Executive ceases to be employed by the Company.
4.Obligations of the Company upon Termination.
(a)With Good Reason; Without Cause. If during the Employment Period the Company shall terminate Executive’s employment without Cause or Executive shall terminate his employment for Good Reason, then the Company will provide Executive with the following payments and/or benefits:
(i)The Company shall pay to Executive as soon as reasonably practicable but no later than the 15th day of the third month following the end of the calendar year that contains the Date of Termination in a lump sum to the extent not previously paid, (A) the Annual Base Salary through the Date of Termination; (B) the amount of any unpaid expense reimbursements to which Executive may be entitled pursuant to Section 2(d)(v) hereto; and (C) any other vested payments or benefits to which Executive or Executive’s estate may be entitled to receive under any of the Company’s benefit plans or applicable law, in accordance with the terms of such plans or law or clauses (A)-(C), the “Accrued Obligations”); and
(ii)Subject to Section 4(f) below, the Company shall pay Executive a cash lump-sum amount paid within sixty (60) calendar days after the Date of Termination equal to the sum of (A) the Executive’s annual target bonus opportunity for the year of termination, adjusted on a pro rata basis based on the number of days the Executive was actually employed during the year in which the Date of Termination occurs over the total number of days in the year; provided, that if the Date of Termination occurs before the Company pays the bonus earned for the fiscal year ended prior to the year in which the Date of Termination occurs, Executive will also be entitled to such unpaid earned bonus, provided that Executive was employed on the last day of such fiscal year, and (B) severance in an amount equal to twice the sum of Executive’s Annual Base Salary plus his target Bonus for the year in which he is terminated; and
(iii)Subject to Section 4(f) below, if the Date of Termination occurs prior to a Change in Control or more than two years after a Change in Control, (A) any then unvested time-based long-term incentive award(s) shall be prorated as of the Date of Termination (unless the applicable award agreement provides for full vesting as of the Date of Termination in which case the award agreement provision shall apply) and such prorated award(s) shall become fully vested as of the Date of Termination (and the remaining non-prorated portion of the unvested time-based long-term incentive award(s) shall be forfeited as of the Date of Termination), with settlement of the vested portion to occur within 75 days following the vesting date (or at such other time as required to comply with Section 409(A) of the Code, if applicable) and (B) any then unvested performance-based long-term incentive award(s) shall be prorated as of the Date of Termination (unless the applicable award agreement provides for full vesting as of the Date of Termination in which case the award agreement provision shall apply) and such prorated portion of the award(s) shall become fully vested as of the Date of Termination (x) based on actual level of performance achieved as of the Date of Termination (to the extent the performance period with respect to the relevant goal was completed as of the Date of Termination) and (y) at the target level of performance (to the extent the performance period with respect to the relevant goal was not complete as of the Date of Termination), with settlement to occur within 75 days following the vesting date (or at such other time as required to comply with Section 409(A) of the Code, if applicable). For the avoidance of doubt, it is understood that there may be circumstances where a component of an unearned performance award(s) is valued based on actual performance and a separate component is valued based on target performance. (For purposes of this Section 4(a), proration will be based on a fraction, the numerator of which is the number of full months in the applicable vesting period during which Executive was employed by the Company and the denominator of which is the total number of months in the applicable vesting period. Any partial month shall count as a whole calendar month if Executive was in the employ of the Company for at least 15 calendar days during the month.) The provisions in this Section 4(a)(iii) shall apply notwithstanding any award agreement provision to the contrary, provided that (A) in the event an award is subject to Section 409A of the Code (as defined in Section 9(m)) and the settlement provisions of this Agreement would cause an impermissible acceleration or deferral of settlement of such award in violation of Section 409A, the settlement provisions in this Agreement shall be null and void and settlement shall be made in accordance with the applicable award agreement and (B) the Company and Executive may agree that any awards granted after the date of this Agreement shall have different terms than provided under this Section 4(a)(iii) pursuant to a written agreement; and
(iv)Subject to Section 4(f) below, if the Date of Termination occurs within two (2) years following a Change in Control, (A) any then unvested time-based long-term incentive award(s) shall be shall become fully vested as of the Date of Termination and (B) any then unvested performance-based long-term incentive award(s) shall become fully vested as of the Date of Termination (x) based on actual level of performance achieved as of the Change in Control (to the extent the performance period with respect to the relevant goal was completed as of the Change in Control date) and (y) at the target level of performance (to the extent the performance period with respect to the relevant goal was not complete as of the Change in Control date), with settlement to occur within 75 days following the vesting date (or at such other time as required to comply with Section 409(A) of the Code, if applicable). For the avoidance of doubt, it is understood that there may be circumstances where a component of an unearned performance award(s) is valued based on actual performance and a separate component is valued based on target performance. The provisions in this Section 4(a)(iv) shall apply notwithstanding any award agreement provision to the contrary, provided that (A) in the event an award is subject to Section 409A and the settlement provisions of this Agreement would cause an impermissible acceleration or deferral of settlement of such award in violation of Section 409A, the settlement provisions in this Agreement shall be null and void and settlement shall be made in accordance with the applicable award agreement and (B) the Company and Executive may agree that any awards granted after the date of this Agreement shall have different terms than provided under this Section 4(a)(iv) pursuant to a written agreement; and
(v)Subject to (x) Executive’s timely election of continuation coverage under COBRA, and (y) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company, continued payment by the Company of his health insurance coverage during the eighteen (18) month period following the date of termination to the same extent that the Company paid for such coverage immediately prior to the date of termination, subject to the eligibility requirements and other terms and conditions of such insurance coverage in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended. Notwithstanding the above, these COBRA subsidy benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive becomes eligible to participate in another employer’s group medical plan. For purposes of enforcing this provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same. Notwithstanding anything to the contrary in the Policy, if the Company’s providing health care coverage continuation under this section would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 or the related regulations and guidance promulgated thereunder (“PPACA”), the Company shall have the right to amend this section without prior notice in a manner it determines, in its sole discretion, to comply with the PPACA.
(vi)The payments and benefits contemplated under Section 4(a)(ii),(iii),(iv) and (v) above are collectively referred to herein as the “Severance Payment”.
(b)Death or Disability. If Executive’s employment shall be terminated by reason of the Executive’s death or Disability, then the Company will provide Executive with the following payments and/or benefits:
(i)the Accrued Obligations, and
(ii)any then unvested time-based long-term incentive award(s) shall be shall become fully vested as of the Date of Termination and any then unvested performance-based long-term incentive award(s) shall become fully vested as of the Date of Termination at the target level of performance; provided that such vesting will be subject to the execution of a separation agreement and general release of claims related to or arising from Executive’s employment with the Company or the termination of employment (in the form described in

Section 4(f)) by the Executive, if legally capable at such time, or by his estate, his beneficiaries or his legal representatives, if Executive is deceased or legally incapable of such execution at such time. The provisions in this Section 4(b)(ii) shall apply notwithstanding any award agreement provision to the contrary, provided that (A) in the event an award is subject to Section 409A and the settlement provisions of this Agreement would cause an impermissible acceleration or deferral of settlement of such award in violation of Section 409A, the settlement provisions in this Agreement shall be null and void and settlement shall be made in accordance with the applicable award agreement and (B) the Company and Executive (or his estate, his beneficiaries or his legal representatives, as applicable) may agree that any awards granted after the date of this Agreement shall have different terms than provided under this Section 4(b)(ii) pursuant to a written agreement.
(iii)Thereafter, the Company shall have no further obligation to Executive, his estate, his beneficiaries or his legal representatives.
(c)Cause; Other than for Good Reason. If Executive’s employment shall be terminated by the Company for Cause or by Executive without Good Reason, then the Company shall have no further obligations to Executive other than for payment of the Accrued Obligations.
(d)Expiration of the Employment Period. Subject to Section 4(f) below, if Executive’s employment terminates because the Company elects not to renew the Employment Period pursuant to Section 3(f) , the Company has no basis to terminate Executive’s employment for Cause, and Executive remains employed by the Company through the last day of the Employment Period that expires, then the Company will provide Executive with the payments and/or benefits described in Section 4(a) as if the Company had terminated Executive’s employment without Cause or Executive had terminated his employment for Good Reason.
(e)Except as provided herein, the Company shall have no further obligation to Executive or his legal representatives following the date he ceases to be employed by the Company.
(f)Separation Agreement and General Release. The Company’s obligation to make the Severance Payment is conditioned on Executive’s executing a separation agreement and general release of claims related to or arising from Executive’s employment with the Company or the termination of employment, against the Company and its affiliates (and their respective officers and directors) substantially in the form set forth in Exhibit A which shall be provided in final form by the Company to Executive within five (5) calendar days following the Date of Termination; provided, however, that, if Executive should fail to execute such release within 21 calendar days following the receipt of the release, or revokes within seven (7) days of execution, the Company shall not have any obligation to provide the Severance Payment. If Executive executes the release within such 21-calendar day period and does not revoke the release within seven (7) calendar days following the execution of the release, the Severance Payment will be made in accordance with Section 4(a).
5.Restrictive Covenants.
(a) In consideration of Executive’s employment and receipt of payments hereunder, including, without limitation, the grant of any form of long-term compensation described in Section 2(d) herein), during the period commencing on the Effective Date and ending twelve (12) months after the Date of Termination, Executive shall not directly, or indirectly through another person, (i) directly or indirectly induce or attempt to induce any employee, representative, agent or consultant of the Company or any of its affiliates or subsidiaries to leave the employ or service of the Company or any of its affiliates or subsidiaries, or in any way interfere with the relationship between the Company or any of its affiliates or subsidiaries and any employee, representative, agent or consultant thereof or (ii) solicit to hire any person who was an employee, representative, agent or consultant of the Company or any of its affiliates or subsidiaries at any time during the twelve-month period immediately prior to the date on which such hiring would take place. No action by another person or entity shall be deemed to be a breach of this provision unless the Executive directly or indirectly assisted, encouraged or otherwise counseled such person or entity to engage in such activity.
(b)Non-Competition. Executive hereby acknowledges that he is familiar with the Confidential Information (as defined below) of the Company and its affiliates and subsidiaries. Executive acknowledges and agrees that the Company would be irreparably damaged if Executive were to provide services to any person engaged in the Business in the Territory (each as defined below) and that such competition by Executive would result in a significant loss of goodwill by the Company. Therefore, Executive agrees that the following are reasonable restrictions:
i) The Business: During the Employment Period, and for a term of twelve (12) months immediately after the termination of such relationship (voluntarily or involuntarily), Executive shall not, directly or indirectly, engage in, own, manage, operate or provide services to, or be employed by any entity engaged in the Business in the Territory; provided, however, that nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded so long as Executive does not have any active participation in the business of such corporation.

ii)     Clients: For a period of twelve (12) months immediately after the termination of the Executive’s employment relationship with the Company (voluntarily or involuntarily) Executive shall not, directly or indirectly, solicit or provide, without the written consent from the Company, any service for any Client comparable to the services provided by Executive during his employment relationship.

For purposes of this Section 5(b) of the Agreement, the following terms shall have these meanings:

“Business” shall mean the business of providing full service transaction processing including merchant acquiring, payment services and business process management services, to the extent such activity or activities were actually performed or engaged in by, for, or on behalf of, the Company or any of its subsidiaries or affiliates during the Employment Period.

“Client” shall mean any client or customer of the Company at the time of termination of Executive’s employment relationship with the Company, or within twelve (12) months prior to termination of the Executive’s employment relationship for whom Executive provided any services on behalf of the Company or any of its affiliates or subsidiaries at any time during the Employment Period.

“Territory” shall mean Puerto Rico, Mexico and any country in Central America, South America or in the Caribbean and any other country (other than the United States of America or Canada) with respect to which the Company derived at least 2% of its gross revenues during the 12 consecutive month period ending on Executive’s Date of Termination.

    Executive warrants and represents that the nature and extent of this non-competition clause has been fully explained to Executive by the Company, and that Executive’s decision to accept the same is made voluntarily, knowingly, intelligently and free from any undue pressure or coercion. Executive further warrants and represents that he has agreed to this non-competition clause in exchange for compensation, benefits and protections Executive is receiving under this Agreement.

(c)Non-Disclosure; Non-Use of Confidential Information. Executive shall not disclose or use at any time, either during his employment with the Company or at any time thereafter, any Confidential Information of which Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company. Executive will take all appropriate steps to safeguard all Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination of his employment with the Company, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof, whether in written or electronic form) relating to the Confidential Information or the “Work Product” (as defined in Section 5(e)(ii)) of the business of the Company that Executive may then possess or have under his control.
Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive is further notified that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
(d)Proprietary Rights. Executive recognizes that the Company possesses a proprietary interest in all Confidential Information and Work Product and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any Work Product made or developed by Executive or his agents during the course of Executive’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Company. Executive further agrees that all Work Product developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of his employment with the Company, or involving the use of the time, materials or other resources of the Company, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.
(e)Certain Definitions.
(i)As used herein, the term “Confidential Information” shall mean information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Executive’s unauthorized disclosure) and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Company concerning (A) the business or affairs of the Company; (B) products or services; (C) fees, costs and pricing structures; (D) designs; (E) analyses; (F) drawings, photographs and reports; (G) computer software, including operating systems, applications and program listings; (H) flow charts, manuals and documentation; (I) databases; (J) accounting and business methods; (K) inventions, devices, new developments, methods and processes, whether patentable or non-patentable and whether or not reduced to practice; (L) customers and clients and customer or client lists; (M) other copyrightable works; (N) all production methods, processes, technology and trade secrets; and (O) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Executive’s unauthorized disclosure or any third party’s unauthorized disclosure resulting from any direct or indirect influence by Executive) prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
(ii)As used herein, the term “Work Product” shall mean all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or not patentable) that relates to the Company’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.
6.Reciprocal Non-Disparagement.
During the Employment Period and at all times thereafter, neither Executive nor his agents or representatives shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the Company (including any of the Company’s officers, directors or employees) or any affiliates. The foregoing shall not be violated by (i) truthful statements made in connection with the enforcement of this Agreement or in response to legal process or governmental inquiry or (ii) by private statements to the Company or any of Company’s officers, directors or employees; provided, that in the case of Executive, with respect to clause (ii), such statements are made in the course of carrying out his duties pursuant to this Agreement. Likewise, during the Employment Period and at all times thereafter, neither the Board nor any officer or director shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages Executive. The foregoing shall not be violated by (i) truthful statements made in connection with the enforcement of this Agreement or in response to legal process or governmental inquiry or (ii) by private statements by the Company to any of Company’s officers or directors.
7.Intentionally Left Blank.
8.Executive’s Representations, Warranties and Covenants.
(a)Executive hereby represents and warrants to the Company that:
(i)Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by Executive voluntarily, knowingly, intelligently and free from any undue pressure or coercion;
(ii)The execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;
(iii)Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, fee for services agreement, confidentiality agreement or similar agreement with any other person, other than as disclosed in writing to the Company;
(iv)upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms;
(v)Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance; and
(vi)as of the date of execution of this Agreement, Executive is not in breach of any of its terms, including having committed any acts that would form the basis for a Cause termination if such act had occurred after the Effective Date.
(b)The Company hereby represents and warrants to Executive that:
(i)the Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Company;
(ii)the execution, delivery and performance of this Agreement by the Company does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject;
(iii)upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and
(iv)the Company understands that Executive will rely upon the accuracy and truth of the representations and warranties of the Company set forth herein and the Company consents to such reliance.
9.General Provisions.
(a)Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in any jurisdiction in which enforcement is sought. Upon a determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties agree that a reviewing court shall have the authority to “blue pencil” or modify this Agreement so as to render it enforceable and effect the original intent of the parties to the fullest extent permitted by applicable law.
(b)Entire Agreement and Effectiveness. Effective as of the Effective Date, this Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, any prior employment agreement.
(c)Successors and Assigns.
(i)This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
(ii)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise. The Company may assign this Agreement without the consent of Executive.
(d)Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF PUERTO RICO, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF PUERTO RICO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN PUERTO RICO TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF PUERTO RICO WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EXCEPT AS PROVIDED IN SECTION 9(e)(i), IF THERE IS A DISPUTE ARISING UNDER THIS AGREEMENT, SUCH DISPUTE SHALL BE SETTLED BY ANY COURT OF COMPETENT JURISDICTION LOCATED IN PUERTO RICO.
(e)Enforcement.
(i)Arbitration. Except for disputes arising under Sections 5 and 6 of this Agreement (including, without limitation, any claim for injunctive relief), any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the Parties are unable to resolve by mutual agreement, shall be settled by submission by either Executive or the Company of the controversy, claim or dispute to binding arbitration in San Juan, Puerto Rico (unless the Parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the Parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be accompanied by a reasoned opinion, and shall be final, binding and conclusive on all Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. The Company will bear the totality of the arbitrator’s and administrative fees and costs. Each party shall bear its or his litigation costs and expenses (including, without limitation, legal counsel fees and expenses) except that the Company shall reimburse Executive for travel expenses if Executive no longer resides in Puerto Rico; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorneys’ fees and costs. Upon the request of either of the Parties, at any time prior to the beginning of the arbitration hearing the Parties may attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association. The Company will bear the totality of the mediator’s and administrative fees and costs.

(ii)Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.
(iii)Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(iv)Disputes under Section 5 or 6. With respect to disputes under Section 5 or 6, each party to any litigation shall bear its or his litigation costs and expenses (including, without limitation, legal counsel fees and expenses); provided, however, that the court in any such litigation shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorneys’ fees and costs.
(f)Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.
(g)Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, five calendar days after deposit in the U.S. mail and one calendar day after deposit for overnight delivery with a reputable overnight courier service.
If to the Company, to:
EVERTEC GROUP, LLC
CHIEF LEGAL OFFICER AND CHIEF ADMINISTRATIVE OFFICER
Carr #176, Km 1.3
Cupey Bajo, Rio Piedras Puerto Rico 00926
P.O. Box 364527
San Juan, Puerto Rico 00936-4527
Telephone: (787) 759-9999

If to Executive, to:
Executive’s home address most recently on file with the Company.
(h)Withholdings Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(i) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby indefinitely.

(j)Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. All references to a “Section” in this Agreement are to a section of this Agreement unless otherwise noted.
(k)Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
(l) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
(m)Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of such provision. Notwithstanding anything in this Agreement or elsewhere to the contrary, any nonqualified deferred compensation subject to Section 409A of the Code that is payable upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last calendar day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any provision in this Agreement to the contrary, if on the date of his termination from employment with the Company Executive is deemed to be a “specified employee” within the meaning of Code Section 409A and the Final Treasury Regulations using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) calendar day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. Notwithstanding any of the foregoing to the contrary, the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Code Section 409A.

(n)Section 280G.
(i)    If a determination is made under this Section 9(n)(i) that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (collectively, a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to making such Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payment due hereunder, if applicable, shall be made by reducing such Payment as follows: (i) first all cash payments, on a pro rata basis; then (ii) all remaining non-cash benefits (other than accelerated vesting of equity), pro rata, and then (iii) by not accelerating the vesting of equity awards (resulting in forfeiture of non-accelerated awards). Within any of these categories, a reduction shall occur first with respect to amounts that are not deemed to constitute a “deferral of compensation” within the meaning of and subject to Code Section 409A (“Nonqualified Deferred Compensation”) and then with respect to amounts that are treated as Nonqualified Deferred Compensation, with such reduction being applied in each case to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments.
    (ii)      The calculation of the amounts referred to Section 9(n)(i) shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 9(n)(i), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.
EVERTEC GROUP, LLC

By: /s/ Paola Pérez
Name: Paola Pérez
Title: Executive Vice President

MORGAN M. SCHUESSLER

/s/ Morgan M. Schuessler
Morgan M. Schuessler

Exhibit A
Release and Waiver
This Release and Waiver (this “Release”) is made and entered into as of [*], 20[*], by and between EVERTEC GROUP, LLC (the “Company”) and [*] (the “Executive”).
FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Termination of Employment. The Executive and the Company agree that the Executive’s employment with the Company terminated effective [*]. Effective [*], the Executive resigned from all positions he held as an officer or director of Evertec, Inc. (the “Parent”) and any of its subsidiaries, including the Company (Parent and its subsidiaries, including the Company, are hereinafter referred as the “Company Group”). The Executive further agrees that, without prior written consent of the Company, he will not hereafter seek reinstatement, recall or reemployment with the Company or its affiliates.
2.Severance Payment.
(a)A description of the payments and other benefits to which the Executive will be entitled upon termination of employment, and execution of this Release, is contained in Section [*] of that certain Employment Agreement entered into by and between the Company and the Executive having an effective date of [*], which is incorporated by reference herein (the “Employment Agreement”).
(b)The foregoing payments and other benefits described in Section [*] of the Employment Agreement are over and above that to which the Executive would be otherwise entitled to upon the termination of his employment with the Company, absent executing this Release. The Executive affirms that he has agreed in the Employment Agreement, and again herein, that he is only entitled to such payments and other benefits if he executes this Release.
3.Release. As a material inducement to the Company to enter into this Release and in consideration of the payments and other benefits to be made by the Company to the Executive in accordance with Paragraph 2 above, the Executive, on behalf of himself, his representatives, agents, estate, heirs, successors and assigns, and with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges each member of the Company Group, each of their respective shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, insurers, divisions, affiliates, and all employee benefit plans sponsored by or contributed to by any member of the Company Group (including any fiduciaries thereof), and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, arising from or in connection with his employment with the Company or the termination of such employment, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy; provided, however, and subject to Paragraph 4 below, this Release is not intended to and does not (i) apply to any claims, causes of action, etc. for any of the payments or other benefits to which the Executive is entitled pursuant to the Employment Agreement, or (ii) limit the Executive’s right to file a charge or participate in an investigative proceeding of a governmental agency. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes, but is not limited to, and is intended to explicitly release, any and all subject matter and claims arising from or in connection with any alleged violation by any of the Released Parties under the Employment Agreement, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1991, Executive Order 11246, the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990 (ADA), Sections 501 and 505 of the Rehabilitation Act of 1973, the Genetic Information Nondiscrimination Act (GINA), the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act (USERRA), the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (VEVRAA), the Constitution of Puerto Rico, which prohibits discriminatory treatment; Law 69 of July 6, 1985, which prohibits employment discrimination on the basis of sex; Law 17 of April 22, 1988, which prohibits sexual harassment in employment; Law 100 of June 30, 1959, as amended, which prohibits employment discrimination based on age, race, color, sex, marital status, social or national origin, social condition, political affiliation, political or religious beliefs, or against an employee for being a victim or being perceived as a victim of domestic violence, sexual aggression or stalking, or based on sexual orientation or gender identity, Law 116 of December 20, 1991, Law 44 of July 2, 1985, which prohibits employment discrimination against qualified individuals with disabilities or under any other local, state or federal law which prohibits discrimination, harassment or retaliation, Act 139 of June 26, 1968 (SINOT), Act 45 of April 18, 1935 (State Insurance Fund), the Employee Retirement Income Security Act of 1974 (ERISA) as amended, the Workers Adjustment Retraining and Notification Act (WARN), the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Insurance and the Civil Codes of Puerto Rico; Law 80 of May 30, 1976; Law 379 (Days and Hours of Work); Law 96 of June 26, 1956 (Minimum Wage); Law 180 of July 27, 1998 (vacation and sick leave) and any other federal, state or local (including Puerto Rico) laws, whether based on statute, regulation or common law, providing workers’ compensation benefits, restricting an employer’s right to terminate employees or otherwise regulating employment, or enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith, providing recourse for alleged wrongful discharge, harassment or discrimination, physical or personal injury, emotional distress, fraud, negligent misrepresentation, libel, slander, defamation and similar or related claims, and any other statutory claim, tort claim, employment or other contract or implied contract claim, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, invasion of privacy, or any other claim, arising out of or in connection with or involving his employment with the Company, the termination of his employment with the Company, or involving any other matter, including but not limited to the continuing effects of his employment with the Company or termination of employment with the Company. The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the Commonwealth of Puerto Rico.
4.Covenant Not to Sue. The Executive agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims released in Paragraph 3 hereof, and further agrees that this Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, the Executive will not seek or accept any equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.
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5.Severability. If any provision of this Release shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify this Release so that, once modified, this Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
6.Waiver. A waiver by the Company of a breach of any provision of this Release by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.
7.Restrictive Covenants. The Executive agrees that he will abide by the terms set forth in Sections 5 and 6 of the Employment Agreement, which are incorporated by reference herein.
8.Return of Company Materials. The Executive represents that he has returned all Company property and all originals and all copies, including electronic and hard copy, of all documents, within his possession at the time of the execution of this Release, including but not limited to the laptop computer, printer, I-Phone or similar device, telephone, and credit card, as may be applicable.
9.Representation. The Executive hereby agrees that this Release is given knowingly and voluntarily and acknowledges that:
(a)this Release is written in a manner understood by the Executive;
(b)this Release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended;
(c)the Executive has not waived any rights arising after the date of this Release;
(d)the Executive has received valuable consideration in exchange for this Release in addition to amounts the Executive is already entitled to receive; and
(e)the Executive has been advised to consult with an attorney prior to executing this Release.
10.Consideration and Revocation. The Executive is receiving this Release on [*], 20[*], and the Executive shall be given twenty-one (21) days from receipt of this Release to consider whether to sign this Release. The Executive agrees that changes or modifications to this Release do not restart or otherwise extend the above twenty-one (21) day period, unless specifically agreed to in writing by the Company. Moreover, the Executive shall have seven (7) days following execution to revoke this Release in writing to the General Counsel of the Company, and this Release shall not take effect until those seven (7) days have ended.
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11.Future Cooperation. In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Company (other than between the Executive and any of the Released Parties) which relate to periods of time during the Employment Period (as defined in the Employment Agreement), the Executive agrees to make himself reasonably available, for a period of two (2) years after termination of his employment with the Company, upon reasonable notice from the Company and without the necessity of subpoena, at a mutually agreeable time and place, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. The Executive shall be reimbursed for his time (at $[*] per hour) and reasonable costs and expenses incurred by him as a result of actions taken pursuant to this Paragraph 11. It is expressly agreed and understood that the Executive will provide only truthful testimony if required to do so, and that any payment to him is solely to reimburse his time and expenses and costs for cooperation with the Company. Nothing in this Paragraph 11 is intended to require the Executive to expend an unreasonable period of time in activities required by this Paragraph.
12.Amendment. This Release may not be altered, amended, or modified except in writing signed by both the Executive and the Company.
13.Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon this Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.
14.Binding Effect; Assignment. This Release and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns. Neither party may assign its respective interests hereunder without the express written consent of the other party.
15.Applicable Law. All questions concerning the construction, validity and interpretation of this Release and the performance of the obligations imposed by this Release shall be governed by the internal laws of Puerto Rico applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction and any court action commenced to enforce this Release shall have as its sole and exclusive venue the courts of Puerto Rico.
16.Execution of Release. This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.
PLEASE READ THIS RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS RELEASE CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.
If the Executive signs this Release less than twenty-one (21) days after he receives it from the Company, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the Company.
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IN WITNESS WHEREOF, the parties have executed this Release as of the date first stated above.
EVERTEC GROUP, LLC

By: ____________________________
Name: _________________________
Its: ____________________________

Executive:
_______________________________

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